UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2007
Max & Erma’s Restaurants, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	0-11514	31-1041397
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)
4849 Evanswood Drive
Columbus, OH 43229
(614) 431-5800
(Address, including zip code, and telephone number
including area code of registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 26, 2007, Max & Erma’s Restaurants, Inc. (the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with National City Bank (the “Bank”) regarding the Sixth Amended and Restated Revolving Credit Agreement, dated May 4, 2006, between the Company and the Bank, as amended by Amendment No. 1, dated December 14, 2006, and a letter agreement, dated September 4, 2007 (collectively, the “Loan Agreement”). By the terms of the Forbearance Agreement, the Company and the Bank have agreed to amend certain financial covenants of the Loan Agreement. The Company has agreed to diligently pursue an effort to raise equity or to sell the Company (a “Capital Transaction”). If the Company completes a Capital Transaction prior to June 30, 2008, then the Company shall pay a fee to the Bank equal to 0.5% of the total amount owed under the Revolving Note and Term Note payable to the Bank. If the Company does not close a capital transaction by June 30, 2008, then the Company agrees to commence an effort to obtain a new banking relationship. The Forbearance Agreement acknowledges the terms of the Note and the Amended Note Agreement (described below), and states that the Company further agrees not to commit to open any new restaurants and to limit certain capital expenditures. A copy of the Forbearance Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     Also on October 26, 2007, the Company entered into a First Amendment to Note Purchase Agreement (the “Amended Note Agreement”), amending the Note Purchase Agreement, dated May 5, 2006, with FM Mezzanine Partners LLC (the “Purchaser”). The Amended Note Agreement states that the Purchaser consents to the Note and the use of the proceeds by the Company for working capital purposes only. Obligations under the Note are subordinate to the obligations owed to the Purchaser under the Amended Note Agreement. The Company and the Purchaser agree to certain financial covenants, restrictions on capital expenditures, and adjusted quarterly interest payments due on December 31, 2007, and March 31, 2008. The Company also agrees to diligently purse an effort to raise equity or to sell the Company. The Company agreed to pay an amendment fee of 1.0% of the outstanding principal amount on each note payable to Purchaser, which was paid by adding such fee to the outstanding principal amount of each note payable to Purchaser. The Company also agreed to pay an additional amendment fee of 3.0% of the outstanding principal amount of each note on March 31, 2008 (the “Incremental Amendment Fee”), provided that Purchaser shall be deemed to have waived the right to payment of the Incremental Amendment Fee in the event that either the Company repays the notes in full in cash on or before March 31, 2008, or the Company makes certain repayments and the March 31, 2008 quarterly interest payment is paid at the 12% cash rate. A copy of the Amended Note Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
     Finally, on October 29, 2007, the Company executed a Convertible Promissory Note payable to Donal H. Malenick, a director of the Company (the “Note”). By the terms of the Note, Mr. Malenick agrees to loan the Company $2,000,000. The Note is payable in two installments and bears interest at a rate of 8.5% per year. The first installment of $1,000,000 is due 10 days after the Company receives a certain construction reimbursement for tenant construction improvements from the Company’s landlord for its Washington, Pennsylvania restaurant. The second installment for the amount of any unpaid balance of the Note is due no later than April

16, 2009, but will become due earlier if the Company consummates certain transactions for the sale of the Company or additional equity of the Company.
     The first installment of principal, and the interest on that installment up to $50,000, is secured by a security interest in the reimbursement for tenant construction improvements for the Washington, Pennsylvania restaurant. The second installment of principal is convertible into shares of the Company’s common stock, $0.10 par value, at Mr. Malenick’s option at any time prior to the maturity date of the Note at a conversion price of $5.00 per share, subject to adjustment upon the occurrence of certain events as provided in the Note.
     If the Company fails to make any payment under the Note when due, breaches the terms of the Note, or begins bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings, Mr. Malenick may accelerate the maturity of the obligations of the Note and is entitled to immediate payment of all amounts due. A copy of the Note is attached hereto as Exhibit 10.3 and is incorporated herein by reference.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated herein by reference.
Item 9.01	Financial Statements and Exhibits.
             (d)     Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement, dated October 26, 2006, between Max & Erma’s Restaurants, Inc. and National City Bank.

10.2	First Amendment to Note Purchase Agreement, dated October 26, 2007, between Max & Erma’s Restaurants, Inc. and FM Mezzanine Partners LLC.

10.3	Convertible Promissory Note, dated October 29, 2007, issued by Max & Erma’s Restaurants, Inc. to Donal H. Malenick.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max & Erma’s Restaurants, Inc.
Date: November 1, 2007	By:	/s/ William C. Niegsch, Jr.
William C. Niegsch, Jr. Executive Vice President, Chief Financial Officer, Treasurer & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement, dated October 26, 2006, between Max & Erma’s Restaurants, Inc. and National City Bank.

10.2	First Amendment to Note Purchase Agreement, dated October 26, 2007, between Max & Erma’s Restaurants, Inc. and FM Mezzanine Partners LLC.

10.3	Convertible Promissory Note, dated October 29, 2007, issued by Max & Erma’s Restaurants, Inc. to Donal H. Malenick.